Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Geoff Jones, VP & Chief Financial Officer
Trico Marine Services, Inc.
(713) 780-9926
TRICO MARINE ANNOUNCES CERTIFIED VOTING RESULTS
OF 2009 ANNUAL MEETING
THE WOODLANDS, Texas, June 24, 2009 – Trico Marine Services, Inc. (Nasdaq: TRMA) (the “Company” or “Trico”) today announced that the independent inspector of election at the Company’s 2009 Annual Meeting has certified the voting results of the meeting, confirming the preliminary results reported by Trico on June 10, 2009. The certified results show that Trico stockholders elected to the Trico Board of Directors both of the Company’s incumbent director nominees – Joseph S. Compofelice and Ben A. Guill – and voted against electing to the Trico Board of Directors the Kistefos nominees, Christen Sveaas and Age Korsvold. Stockholders also voted against several related proposals made by Kistefos, including one that would have expanded the Board.
The certified results indicate that stockholders voted in favor of declassifying the Board of Directors. Additionally, stockholders voted against reducing the threshold needed to request a special meeting and the proposed director “eligibility” requirement. Stockholders ratified the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm.
About Trico Marine Group
The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s subsea services and trenching/installation divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment. The Trico Marine Group is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the Gulf of Mexico.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.